UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2006

Radiant Systems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22065

Georgia	11-2749765
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3925 Brookside Parkway
Alpharetta, Georgia 30022
(Address of principal executive offices, including zip code)

(770) 576-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 31, 2006, the Board of Directors of Radiant Systems, Inc. (the "Company") approved a new director compensation package for the members of the Board of Directors and its committees that will be retroactive to January 1, 2006.

Each non-employee director will be paid an annual retainer of $20,000. A $10,000 annual retainer will be paid to the Audit Committee Chairman and a $5,000 annual retainer will be paid to the Chairman of any committee other than the Audit Committee. An annual retainer of $5,000 will be paid to each Audit Committee member other than the Chairman. All cash retainers shall be paid quarterly beginning April 1, 2006.

Each non-employee director of the Company will receive an annual grant of options to purchase 10,000 shares of the Company's common stock on the last business day of each fiscal year of the Company. In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company's common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Systems, Inc.

Date: April 06, 2006	By:	/s/ John H. Heyman
John H. Heyman
Chief Executive Officer